AMENDMENT TO SECURED PROMISSORY NOTE



                Agreement dated as of May 7, 1996, between Concord Camera Corp., a New Jersey Corporation (the "Company"), and Ira B. Lampert.

                  Reference is made to the Secured  Promissory  Note between Ira
B. Lampert (the "Obligor") and the Company, dated November 7, 1995, (the "Note"). Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to them in the Note.

                  The Company and the Obligor hereby agree as follows:

                  1. As of the date hereof, the unpaid principal balance of the Note is reduced to one million three hundred sixteen thousand three hundred seventy-five dollars ($1,316,375); and

                  2. Schedule A to the Note is deleted and replaced with Schedule A attached hereto.

                  IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

                  Concord Camera Corp.

                  By: /s/ Steve Jackel

                  Name: Steve Jackel
                  Title: President & Chief Operating Officer


                  /s/ Ira B. Lampert
                  Obliger


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AMENDMENT TO PROMISSORY NOTE   MAY 7, 1996